Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT PURCHASES AMPLE HILLS CREAMERY, INC ASSETS

PORTLAND, OR, July 10, 2020 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) announced today that it has closed the acquisition of the assets of Ample Hills Creamery, Inc. and its subsidiaries (collectively, “Ample Hills”).

Ample Hills will reopen nine locations in the coming weeks, rehire Ample Hills team members, and reopen the Red Hook factory in Brooklyn, New York. The investment and hiring plan will bring the beloved Brooklyn-based ice cream company back to the community and benefit New Yorkers as the city recovers from the devastation of COVID-19.

“The safety and well-being of our employees is of the utmost importance as we reopen retail locations in the greater Brooklyn and New York Area. Their engagement with our loyal customers daily, the excellent flavors and stories built into every pint of ice cream, and the brand’s effortless nostalgia make up this special company,” said Michael Zapata, Schmitt’s Chief Executive Officer and Chairman. “On behalf of the Board, we are excited to bring the Ample Hills team back, and we believe our focus on operational efficiency and investing in the brand will benefit this beloved business and allow us to navigate these unprecedented times as we create a path to long-term profitability and growth.”

Schmitt will provide a strategic update on Ample Hills in the coming months as we work with the team to relaunch and reopen Ample Hills.

About Schmitt Industries, Inc

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

About Ample Hills Acquisition, LLC

Ample Hills Acquisition, LLC, a subsidiary of Schmitt Industries, Inc., was founded in 2020 to purchase the assets of Ample Hills Creamery, Inc. Ample Hills is a beloved ice cream company based in Brooklyn, New York with over nine ice cream scoop locations and growing.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908